Exhibit 99.1

FOR FURTHER INFORMATION CONTACT:

David J. Fallon
Chief Financial Officer
Franklin, Tennessee
615-771-3100

FOR IMMEDIATE RELEASE
WEDNESDAY, JANUARY 18, 2012

CLARCOR REPORTS RECORD FOURTH QUARTER
AND FULL YEAR RESULTS

Unaudited Fourth Quarter and Full Year 2011 Highlights
(Amounts in millions, except per share data and percentages)

	Quarter Ended			Year Ended
	12/3/11	11/27/10	Change	12/3/11	11/27/10	Change
Net sales	$307.5	$275.7	12%	$1,126.6	$1,011.4	11%
Operating profit	54.7	43.8	25%	181.3	144.6	25%
Net earnings - CLARCOR	37.2	29.0	28%	124.0	96.1	29%
Diluted earnings per share	$0.73	$0.57	28%	$2.42	$1.88	29%
Operating margin	17.8%	15.9%	1.9 pts	16.1%	14.3%	1.8 pts

FRANKLIN, TN, Wednesday, January 18, 2012-CLARCOR Inc. (NYSE: CLC) reported its financial results for the fourth quarter and full year 2011. Diluted earnings per share for 2011 grew by 29% from 2010 to a record high of $2.42, driven by an 11% increase in net sales and a 1.8 percentage point improvement in operating margin. Significant full year financial and strategic highlights for 2011 include the following:

•	16.1% operating margin and 34.0% gross margin were highest in twenty years

•	Industrial/Environmental segment operating margin of 11.1% was highest in over thirty years

•	Engine/Mobile segment operating margin exceeded 20.0% for eleventh consecutive year

•	China heavy-duty engine filter sales increased by almost 30% from 2010

•	Generated $119 million of cash from operations and returned $51 million to shareholders

•	Purchased TransWeb to enhance internal development of media technology

•	Committed $28.0 million to invest in additional heavy-duty engine filter capacity

The Company's fourth quarter 2011 diluted earnings per share increased 28% from last year to a record quarterly high of $0.73, exceeding the previous high by 14%. This increase in diluted earnings per share from the fourth quarter of 2010 was driven by a 12% increase in net sales and a 1.9 percentage point improvement in operating margin. Changes in average foreign currency exchange rates positively influenced net sales by $0.5 million and had no significant impact on operating profit in the fourth quarter of 2011 compared with the fourth quarter of 2010. Changes in average foreign currency exchange rates positively influenced net sales by $12.5 million and operating profit by $2.3 million for the full year 2011 compared with the full year 2010. In addition, our fiscal year 2011 included fifty-three weeks while our fiscal year 2010 included fifty-two weeks. We estimate that the additional week in 2011 positively influenced net sales growth from 2010 by approximately 1.5%.

Chris Conway, CLARCOR's Chief Executive Officer, commented, “We capped off another successful year with record fourth quarter results. We are particularly proud of our 17.8% operating margin in the fourth quarter-almost two percentage points higher than last year's fourth quarter and our highest quarterly operating margin since 1991. This operating margin improvement combined with our continued sales growth facilitated our fourth quarter being the eighth consecutive quarter where we exceeded our previous year's quarterly diluted earnings per share by at least 15%. Once again, this consistent success is a result of the continued execution of our long-term strategy including a commitment to sustainable sales growth, cost containment and continuous improvement.

“All of our reporting segments contributed to our strong full year 2011 financial performance. Supported by the continued strength of our Baldwin heavy-duty engine filter business, our Engine/Mobile Filtration segment grew sales 14% and improved its operating margin 1.4 percentage points. Our Industrial/Environmental Filtration segment increased sales 11% and exceeded its 2011 operating margin goal of 10% by more than a full percentage point. Our Packaging segment improved its operating margin by 1.7 percentage points despite relatively flat sales. The stronger performance at each of our reporting segments enabled our consolidated operating margin to improve to 16.1%, the highest level in twenty years.

“This 2011 success would not have been possible without our continued focus on profitable growth. Our sales growth in 2011 was geographically balanced-U.S. sales grew 12% and foreign sales grew 11%. Our foreign sales growth was driven by a 19% increase in sales in our Engine/Mobile Filtration segment in part due to increased sales in China. Despite a temporary reduction in heavy-duty engine filter sales in the third quarter of 2011, sales in China returned to expected levels in the fourth quarter and increased by 29% for the full year. Going forward, we intend to continue to focus on growth both in the U.S. and abroad through the introduction of new filtration solutions while leveraging the strength of our existing products and technologies.

“Our culture of managing costs prudently while supporting our profitable growth was evident in our 2011 financial results. Sales grew 11%, but selling and administrative expenses increased only 4%. As a result, our selling and administrative expenses as a percentage of sales declined 1.3 percentage points. We believe our current cost structure positions us well to capitalize on our anticipated growth initiatives moving into 2012.”

Fourth Quarter Results:

Engine/Mobile Filtration Segment

Net sales at our Engine/Mobile Filtration segment increased 17% compared with the fourth quarter of 2010. This increase was primarily related to higher volume of heavy-duty engine filter sales in the U.S. and abroad. Overall, the higher net sales were the result of 13% growth domestically and 26% growth outside the U.S. Domestic growth was driven by higher aftermarket sales including market share gains. Foreign growth was aided by 31% higher sales in China compared with last year's fourth quarter. This foreign sales growth was also supported by higher export sales from the U.S. and an increase in our heavy-duty engine filter sales in Europe.

Operating profit at our Engine/Mobile Filtration segment increased 28% from the fourth quarter of 2010. This increase was primarily the result of higher heavy-duty engine filter sales. Our operating margin improved 2.0 percentage points from last year's fourth quarter to 23.1%. This higher operating margin was primarily the result of our ability to leverage our manufacturing overhead and selling and administrative costs.

Industrial/Environmental Filtration Segment

Net sales at our Industrial/Environmental Filtration segment increased 11% from the fourth quarter of 2010. Net sales in the U.S. rose 22% while net sales outside the U.S. declined 12%. Our growth in domestic sales was the result of higher natural gas vessel sales, increased sales of new air filtration products and incremental sales from our acquisition of TransWeb, which was completed at the end of December 2010. The reduction in sales outside the U.S. was heavily influenced by a reduction in Asian sales primarily due to several large natural gas vessel projects completed in the fourth quarter of 2010 that did not repeat in the fourth quarter this year.

Operating profit at our Industrial/Environmental Filtration segment increased 31% from the fourth quarter of 2010. This increase was across the broad markets we serve in this reporting segment including $1.3 million as a result of our acquisition of TransWeb. Our 14.4% operating margin in the fourth quarter increased 2.2 percentage points from last year including a 1.6 percentage point improvement in gross margin percentage and a 0.6 percentage point reduction in selling and administrative costs as a percentage of sales. This 14.4% operating margin in the fourth quarter propelled our 2011 operating margin in this reporting segment to 11.1%-exceeding our full year 10% operating margin goal.

Packaging Segment

Net sales at our Packaging segment declined $2.4 million, or 9%, from the fourth quarter of 2010. This reduction was primarily the result of lower sales of decorated flat sheet metal including lower holiday promotional sales. As a result of these lower sales, operating profit in our Packaging segment declined $1.2 million, or 38%, and operating margin decreased 3.6 percentage points from the fourth quarter of 2010. However, for the full year 2011, operating profit increased $1.5 million, or 17%, and operating margin increased 1.7 percentage points from last year.”

2012 Guidance

Chris Conway commented on 2012 guidance: “We expect 2012 to be another record year where we will build upon our foundation of success and continue to develop our core strategic initiatives including growing the top-line through the introduction of innovative products while leveraging our technology and media development capabilities. As always, we intend to continue to advance our deeply engrained culture of cost containment and continuous improvement in support of our profitable growth.

“We anticipate continued growth in our Engine-Mobile Filtration segment in 2012 primarily from higher sales of heavy-duty engine filters in both the U.S. and foreign markets. We expect that our foreign growth will be higher than our domestic growth due to increased sales in China and export sales to South America and the Middle East. We expect our operating margin in our Industrial-Environmental Filtration segment to continue to expand in 2012. This expansion should be driven by an increased sales mix of higher margin process liquid filtration products and improved margins in our air filtration markets. We anticipate some challenges in our Packaging segment in 2012, but we still expect a strong 2012 operating margin in this segment with a mid-point projection of 10%. On a consolidated basis, we expect our organic sales growth in 2012 to be between 6% and 8%, or between 7.5% and 9.5% excluding the impact of the fifty-third week in 2011.”

Our guidance for 2012 diluted earnings per share is $2.55 to $2.70. Our guidance does not consider major global economic disruptions in 2012 including in Europe and the U.S. Anticipated sales growth from 2011 and operating margin by segment and on a consolidated basis are as follows:

	2012 Estimated Sales Growth	2012 Estimated Operating Margin

Engine/Mobile Filtration	7.0% to 9.0%	22.0% to 23.0%
Industrial/Environmental Filtration	7.0% to 9.0%	11.0% to 12.0%
Packaging	-7.0% to -5.0%	9.0% to 11.0%
CLARCOR	6.0% to 8.0%	16.0% to 17.0%

We project 2012 cash from operations to be between $130 million and $140 million, capital expenditures to be between $45 million and $55 million and our effective tax rate to be between 31.5% and 32.0%.

CLARCOR will be holding a conference call to discuss the fourth quarter 2011 results at 10:00 a.m. CST on January 19, 2012. Interested parties can listen to the conference call at www.clarcor.com or www.viavid.net. A replay will be available on these websites and also at 877-870-5176 or 858-384-5517 by providing confirmation code 6302094. The replay will be available through February 2, 2012 by telephone and for 30 days on the Internet.

CLARCOR is based in Franklin, Tennessee, and is a diversified marketer and manufacturer of mobile, industrial and environmental filtration products and consumer and industrial packaging products sold in domestic and international markets. Common shares of CLARCOR are traded on the New York Stock Exchange under the symbol CLC.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements made in this press release other than statements of historical fact, are forward-looking statements. These statements may be identified from use of the words “may,” “should,” “could,” “potential,” “continue,” “plan,” “forecast,” “estimate,” “project,” “believe,” “intent,” “anticipate,” “expect,” “target,” “is likely,” “will,” or the negative of these terms, and similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include, among other things: statements and assumptions relating to anticipated future growth and results of operations, including the anticipated 2012 performance of the Company and each of its segments, and our projections with respect to 2012 estimated sales growth and 2012 estimated operating margins for the Company and each of its segments; statements regarding management's short-term and long-term performance goals; statements regarding anticipated order patterns from our customers or the anticipated economic conditions of the industries and markets that we serve; statements related to the performance of the U.S. and other economies generally; statements relating to the anticipated effects on results of operations or financial condition from recent and expected developments or events; statements regarding the development of our core strategic initiatives, including growing our top-line through the introduction of innovative products while leveraging our technology and media development capabilities; statements regarding our ability to continue our culture of cost containment and ongoing improvement in support of profitable growth; statements regarding the introduction of new filtration solutions and leveraging the strength of our existing products and technologies; statements regarding our current cost structure positions and ability to capitalize on anticipated growth initiatives; and any other statements or assumptions that are not historical facts. The Company believes that its expectations are based on reasonable assumptions. However, these forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the Company's actual results, performance or achievements, or industry results, to differ materially from the Company's expectations of future results, performance or achievements expressed or implied by these forward-looking statements. The Company's past results of operations do not necessarily indicate its future results. The Company's future results may differ materially from the Company's past results as a result of various risks and uncertainties, including the risk factors discussed in the “Risk Factors” section of the Company's 2010 Form 10-K and other risk factors detailed from time to time in the Company's filings with the Securities and Exchange Commission. You should not place undue reliance on any forward-looking statements. These statements speak only as of the date of this press release. Except as otherwise required by applicable laws, the Company undertakes no obligation to publicly update or revise any forward-looking statements or the risk factors described in this press release, including estimated sales growth and estimated operating margin levels for 2012 for the Company and its business segments, whether as a result of new information, future events, changed circumstances or any other reason after the date of this press release.

TABLES FOLLOW

CLARCOR INC. 2011 UNAUDITED FOURTH QUARTER RESULTS
CONSOLIDATED STATEMENTS OF EARNINGS
(Dollars in thousands, except per share data)

	Quarter Ended		Twelve Months Ended
	December 3, 2011	November 27, 2010	December 3, 2011	November 27, 2010
Net sales	$307,529	$275,659	$1,126,601	$1,011,429
Cost of sales	200,397	183,461	743,180	673,022

Gross profit	107,132	92,198	383,421	338,407

Selling and administrative expenses	52,397	48,349	202,154	193,758

Operating profit	54,735	43,849	181,267	144,649

Other income (expense):
Interest expense	(117)	(206)	(469)	(546)
Interest income	203	102	649	288
Other, net	273	(386)	(139)	(968)
	359	(490)	41	(1,226)

Earnings before income taxes	55,094	43,359	181,308	143,423

Provision for income taxes	17,694	14,321	56,947	47,072

Net earnings	37,400	29,038	124,361	96,351

Net earnings attributable to noncontrolling interests, net of tax	(156)	(34)	(358)	(270)

Net earnings attributable to CLARCOR Inc.	$37,244	$29,004	$124,003	$96,081

Net earnings per share attributable to CLARCOR Inc. - Basic	$0.74	$0.57	$2.46	$1.90
Net earnings per share attributable to CLARCOR Inc. - Diluted	$0.73	$0.57	$2.42	$1.88

Weighted average number of shares outstanding - Basic	50,316,699	50,614,269	50,501,842	50,678,617
Weighted average number of shares outstanding - Diluted	50,995,657	51,189,705	51,191,435	51,156,229

Dividends paid per share	$0.1200	$0.1050	$0.4350	$0.3975

CLARCOR INC. 2011 UNAUDITED FOURTH QUARTER RESULTS, continued
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	December 3, 2011	November 27, 2010
ASSETS
Current assets:
Cash and cash equivalents	$155,999	$117,022
Restricted cash	1,105	708
Accounts receivable, less allowance for losses of $9,795 and $11,428, respectively	206,664	188,186
Inventories	200,274	182,384
Deferred income taxes	25,974	25,081
Income taxes receivable	3,373	7,324
Prepaid expenses and other current assets	7,510	5,568
Total current assets	600,899	526,273

Property, plant and equipment, at cost, less accumulated depreciation	184,992	181,175
Assets held for sale	2,000	2,000
Goodwill	235,530	228,105
Acquired intangible assets, less accumulated amortization	98,674	91,174
Deferred income taxes	749	1,000
Other noncurrent assets	12,089	12,684
Total assets	$1,134,933	$1,042,411
LIABILITIES
Current liabilities:
Current portion of long-term debt	$1,289	$146
Accounts payable and accrued liabilities	155,585	160,206
Income taxes payable	3,176	3,105
Total current liabilities	160,050	163,457

Long-term debt, less current portion	15,981	17,331
Long-term pension and postretirement healthcare benefits liabilities	74,524	66,124
Deferred income taxes	36,194	31,266
Other long-term liabilities	11,069	5,138
Total liabilities	297,818	283,316

Contingencies
Redeemable noncontrolling interests	1,557	1,568
SHAREHOLDERS' EQUITY
Capital stock	50,145	50,335
Capital in excess of par value	19,453	33,698
Accumulated other comprehensive loss	(44,391)	(35,041)
Retained earnings	809,520	707,478
Total CLARCOR Inc. equity	834,727	756,470
Noncontrolling interests	831	1,057
Total shareholders' equity	835,558	757,527
Total liabilities and shareholders' equity	$1,134,933	$1,042,411

CLARCOR INC. 2011 UNAUDITED FOURTH QUARTER RESULTS, continued
CONSOLIDATED CASH FLOWS
(Dollars in thousands)

	Twelve Months Ended
	December 3, 2011	November 27, 2010
Cash flows from operating activities:
Net earnings	$124,361	$96,351
Depreciation	26,826	26,119
Amortization	5,609	4,802
Other noncash items	281	(101)
Net loss on disposition of plant assets	452	337
Impairment of long-lived assets	87	276
Stock-based compensation expense	5,477	4,602
Excess tax benefit from stock-based compensation	(5,100)	(2,500)
Changes in short-term investments	—	32,171
Changes in assets and liabilities, excluding short-term investments	(38,544)	(18,655)
Net cash provided by operating activities	119,449	143,402

Cash flows from investing activities:
Restricted cash	149	(1,119)
Business acquisitions, net of cash acquired	(16,758)	—
Additions to plant assets	(22,486)	(23,371)
Proceeds from disposition of plant assets	327	2,296
Investment in affiliate	(496)	(199)
Proceeds from insurance claims	200	557
Net cash used in investing activities	(39,064)	(21,836)

Cash flows from financing activities:
Net payments under multicurrency revolving credit agreement	—	(35,000)
Payments on long-term debt	(1,853)	(164)
Sale of capital stock under stock option and employee purchase plans	8,449	7,290
Acquisition of noncontrolling interest	—	(732)
Purchase of treasury stock	(29,317)	(16,277)
Excess tax benefit from stock-based compensation	5,100	2,500
Dividend paid to noncontrolling interests	(321)	—
Cash dividends paid	(21,961)	(20,143)
Net cash used in financing activities	(39,903)	(62,526)
Net effect of exchange rate changes on cash	(1,505)	(1,295)
Net change in cash and cash equivalents	38,977	57,745
Cash and cash equivalents, beginning of period	117,022	59,277
Cash and cash equivalents, end of period	$155,999	$117,022

Cash paid during the period for:
Interest	$300	$1,318
Income taxes, net of refunds	$37,959	$54,560

CLARCOR INC. 2011 UNAUDITED FOURTH QUARTER RESULTS, continued
QUARTERLY INCOME STATEMENT DATA BY SEGMENT
(Dollars in thousands)

	2011
	Quarter Ended February 26	Quarter Ended May 28	Quarter Ended August 27	Quarter Ended December 3	Twelve Months
Net sales by segment:
Engine/Mobile Filtration	$111,328	$131,276	$129,467	$137,941	$510,012
Industrial/Environmental Filtration	112,119	133,499	132,380	145,028	523,026
Packaging	22,273	23,758	22,972	24,560	93,563
	$245,720	$288,533	$284,819	$307,529	$1,126,601

Operating profit by segment:
Engine/Mobile Filtration	$21,202	$29,592	$30,175	$31,870	$112,839
Industrial/Environmental Filtration	7,248	16,179	13,650	20,951	58,028
Packaging	2,841	3,009	2,636	1,914	10,400
	$31,291	$48,780	$46,461	$54,735	$181,267

Operating margin by segment:
Engine/Mobile Filtration	19.0%	22.5%	23.3%	23.1%	22.1%
Industrial/Environmental Filtration	6.5%	12.1%	10.3%	14.4%	11.1%
Packaging	12.8%	12.7%	11.5%	7.8%	11.1%
	12.7%	16.9%	16.3%	17.8%	16.1%

	2010
	Quarter Ended February 27	Quarter Ended May 29	Quarter Ended August 28	Quarter Ended November 27	Twelve Months
Net sales by segment:
Engine/Mobile Filtration	$96,428	$113,434	$118,753	$117,489	$446,104
Industrial/Environmental Filtration	102,027	117,566	119,589	131,177	470,359
Packaging	16,676	26,869	24,428	26,993	94,966
	$215,131	$257,869	$262,770	$275,659	$1,011,429

Operating profit by segment:
Engine/Mobile Filtration	$17,862	$23,643	$25,937	$24,804	$92,246
Industrial/Environmental Filtration	4,283	10,371	12,887	15,974	43,515
Packaging	751	2,198	2,868	3,071	8,888
	$22,896	$36,212	$41,692	$43,849	$144,649

Operating margin by segment:
Engine/Mobile Filtration	18.5%	20.8%	21.8%	21.1%	20.7%
Industrial/Environmental Filtration	4.2%	8.8%	10.8%	12.2%	9.3%
Packaging	4.5%	8.2%	11.7%	11.4%	9.4%
	10.6%	14.0%	15.9%	15.9%	14.3%